                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12


                             Taubman Centers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             Taubman Centers, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                 [TAUBMAN LOGO]

                             TAUBMAN CENTERS, INC.

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                          TO BE HELD DECEMBER 19, 2003

To the Shareholders of
Taubman Centers, Inc.

     The Annual Meeting of Shareholders of TAUBMAN CENTERS, INC. (the "Company") will be held on Friday, December 19, 2003, at Marriott at Centerpoint, 3600 Centerpoint Parkway, Pontiac, Michigan, at 11:00 a.m., local time, for the following purposes:

          1. To elect three directors to serve until the annual meeting of shareholders in 2006;

          2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2003; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on November 17, 2003 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement.

                                          By Order of the Board of Directors

                                          ROBERT S. TAUBMAN,
                                          Chairman of the Board, President and
                                          Chief Executive Officer

Bloomfield Hills, Michigan
November 19, 2003

     EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                               TABLE OF CONTENTS

ABOUT THE MEETING...........................................     1
  What is the purpose of the annual meeting?................     1
  Who is entitled to vote?..................................     1
  What counts as Voting Stock?..............................     1
  What is the Series B Preferred Stock?.....................     1
  What constitutes a quorum?................................     2
  How do I vote?............................................     2
  Can I change my vote after I return my proxy card?........     2
  What are the Board's recommendations?.....................     2
  What vote is required to approve each item?...............     2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT AND RELATED SHAREHOLDER MATTERS................     3
  Section 16(a) Beneficial Ownership Reporting Compliance...     6
  Securities Authorized for Issuance Under Equity
     Compensation Plans.....................................     7
ITEM 1 -- ELECTION OF DIRECTORS.............................     7
  MANAGEMENT................................................     8
     Directors, Nominees and Executive Officers.............     8
     The Board of Directors and Committees..................     9
     Compensation of Directors..............................    10
     Certain Transactions...................................    10
REPORT OF THE AUDIT COMMITTEE...............................    12
EXECUTIVE COMPENSATION......................................    14
     Summary Compensation Table.............................    14
     Long-Term Performance Compensation Plan................    15
     Long-Term Incentive Plan -- 2002 Awards................    16
     Senior Short Term Incentive Plan.......................    16
     Incentive Option Plan..................................    16
     Aggregated Option Exercises During 2002 And Year-End
      Option Values.........................................    17
     Compensation Committee Report on Executive
      Compensation..........................................    17
     Shareholder Return Performance Graph...................    19
     Certain Employment Arrangements........................    19
     Change of Control Employment Agreements................    20
     Change of Control Severance Program....................    21
ITEM 2 -- RATIFICATION OF SELECTION OF INDEPENDENT
  AUDITORS..................................................    22
OTHER MATTERS...............................................    22
COSTS OF PROXY SOLICITATION.................................    22
ADDITIONAL INFORMATION......................................    22
  Presentation of Shareholder Proposals at 2004 Annual
     Meeting................................................    22
  Annual Report.............................................    23

                             TAUBMAN CENTERS, INC.
                       200 EAST LONG LAKE ROAD, SUITE 300
                                  P.O. BOX 200
                     BLOOMFIELD HILLS, MICHIGAN 48303-0200

                                PROXY STATEMENT

     This Proxy Statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. (the "Company") to be held at 11:00 a.m., local time, on Friday, December 19, 2003, at Marriott at Centerpoint, 3600 Centerpoint Parkway, Pontiac, Michigan. The Company's Board of Directors is soliciting proxies for use at the meeting and at any adjournment or postponement of that meeting. The Company expects to mail this Proxy Statement on or about November 19, 2003.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, holders of the Company's Common Stock and Series B Non-Participating Convertible Preferred Stock (the "Series B Preferred Stock" and, together with the Common Stock, the "Voting Stock") will act upon the matters outlined in the accompanying Notice of Meeting, including the election of three directors to serve until the annual meeting of shareholders in 2006 and the ratification of the Board's selection of the independent auditors. In addition, management will report on the performance of the Company and will respond to questions from shareholders.

Who is entitled to vote?

     Only record holders of Voting Stock at the close of business on the record date of November 17, 2003, are entitled to receive notice of the annual meeting and to vote those shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

     The Company's Common Stock and Series B Preferred Stock constitute the Voting Stock of the Company. The Common Stock and the Series B Preferred Stock vote together as a single class. The Company's 8.30% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") does not entitle its holders to vote. Although the Company has authorized the issuance of shares of additional series of Preferred Stock pursuant to the exercise of conversion rights granted to certain holders of preferred equity in The Taubman Realty Group Limited Partnership ("TRG"), the Company's majority-owned subsidiary partnership through which the Company conducts all of its operations, at this time no other shares of capital stock other than the Voting Stock and the Series A Preferred Stock are outstanding.

What is the Series B Preferred Stock?

     The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company's shareholders and votes together with the Common Stock on all matters as a single class. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. Two current directors, whose terms are not expiring, have been nominated by the holders of the Series B Preferred Stock, so the holders of Series B Preferred Stock are entitled to nominate two individuals for election as directors of the Company at the Annual Meeting, but they have only nominated William S. Taubman. Therefore, the holders of the Series B Preferred Stock retain the right to nominate one additional nominee in the future.

What constitutes a quorum?

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 81,382,389 shares of Voting Stock were outstanding, consisting of 49,932,834 shares of Common Stock and 31,449,555 shares of Series B. Preferred Stock. Proxies received but marked as abstentions and "broker non-votes" that may result from beneficial owners' failure to give specific voting instructions to their brokers or other nominees holding in "street name" will be counted as present to determine whether or not there is a quorum.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you attend the annual meeting, you may deliver your completed proxy card in person or vote by ballot. If you own your shares of Common Stock through a broker, trustee, bank or other nominee but want to vote your shares in person, you should also bring with you a proxy or letter from such broker, trustee, bank or other nominee confirming that you beneficially own such shares.

Can I change my vote after I return my proxy card?

     You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you indicate at the meeting that you intend to vote your shares yourself.

What are the Board's recommendations?

     Unless you give different instructions on the proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

          for election of the nominated slate of directors (see pages 7 through 22); and

          for ratification of Deloitte & Touche LLP as the Company's independent auditors for 2003 (see page 22).

With respect to any other matter that properly comes before the annual meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

What vote is required to approve each item?

     ELECTION OF DIRECTORS. Nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of directors discussed in this Proxy Statement consists of three individuals, one for each director whose term is expiring. A properly signed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted for the director(s) so indicated, but it will be counted to determine whether there is a quorum.

     RATIFICATION OF AUDITORS. The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Board of Directors' appointment of Deloitte & Touche LLP as the Company's independent auditors for 2003.

     OTHER MATTERS. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board of Directors does not propose to conduct any business at the annual meeting other than the election of three directors and the ratification of auditors.

     EFFECT OF BROKER NON-VOTES AND ABSTENTIONS. The election of directors and the ratification of the Board's appointment of auditors will be determined by votes cast. Because "broker non-votes" and abstentions are included only in the calculation of shares present and do not count as votes cast, they will not affect the election of directors and the ratification of auditors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

     The Company is the managing partner of, and owns a 59.9% managing partner's interest in TRG, through which the Company conducts all of its operations. TRG is a partnership that owns, develops, acquires, and operates regional shopping centers nationally. The following table sets forth certain information regarding the beneficial ownership of the Company's Voting Stock and of partnership interests in TRG ("Units of Partnership Interest" or "Units") as of November 17, 2003.

     The share information in the table (both numbers of shares and percentages) reflects ownership of Common Stock and Series B Preferred Stock, which for this purpose are treated as a single class of voting stock; however, the footnotes to the table provide ownership information for the Common Stock and Series B Preferred Stock on a separate basis, including (for any shareholder owning at least one percent of the Common Stock or Series B Preferred Stock, as applicable) the percentage of the outstanding shares of the separate class that the holder's shares represent. Unless otherwise indicated in the table, each person's address is care of Taubman Centers, Inc., 200 East Long Lake Road, Suite 300, P. O. Box 200, Bloomfield Hills, Michigan 48303-0200.

                                                                                                 PERCENTAGE
                                                                             UNITS OF           OWNERSHIP OF
                                                                            PARTNERSHIP           UNITS OF
DIRECTORS, EXECUTIVE OFFICERS AND 5%      NO. OF          PERCENT OF        INTEREST IN          PARTNERSHIP
            SHAREHOLDERS                SHARES(1)         SHARES(1)             TRG            INTEREST IN TRG
------------------------------------    ----------        ----------        -----------        ---------------
Robert S. Taubman..................      1,127,162(2)         1.4%(2)          816,662(3)            1.0%
William S. Taubman.................        549,684(4)           *              533,684(5)              *
Lisa A. Payne......................        608,328(6)           *                   --                --
Courtney Lord......................        282,159(7)           *              280,125(8)              *
John L. Simon......................          6,488(9)           *                   --                --
Graham T. Allison..................          1,430              *                   --                --
Allan J. Bloostein.................          5,000              *                   --                --
Jerome A. Chazen...................         10,000(10)          *                   --                --
S. Parker Gilbert..................        130,000(11)          *                   --                --
Peter Karmanos, Jr.................         40,000(12)          *                   --                --
Myron E. Ullman, III...............             --             --                   --                --
A. Alfred Taubman..................     24,768,994(13)       30.4%(13)      24,582,057(14)          30.2%
Morgan Stanley.....................      5,323,742(15)        6.5%(15)              --                --
  1585 Broadway
  New York, New York 10036
Security Capital Research &
  Management Incorporated..........      5,284,015(16)        6.5%(16)              --                --
  11 South LaSalle, 2nd Floor
  Chicago, Illinois 60603

                                                                                                 PERCENTAGE
                                                                             UNITS OF           OWNERSHIP OF
                                                                            PARTNERSHIP           UNITS OF
DIRECTORS, EXECUTIVE OFFICERS AND 5%      NO. OF          PERCENT OF        INTEREST IN          PARTNERSHIP
            SHAREHOLDERS                SHARES(1)         SHARES(1)             TRG            INTEREST IN TRG
------------------------------------    ----------        ----------        -----------        ---------------
LaSalle Investment Management,
  Inc. ............................      4,253,350(17)        5.2%(17)              --                --
  LaSalle Investment Management
  (Securities) L.P.
  200 East Randolph Drive
  Chicago, Illinois 60601
Cohen & Steers Capital
  Management, Inc. ................      3,216,375(18)        4.0%(18)              --                --
  757 Third Avenue
  New York, New York 10017
Deutsche Bank AG...................      3,169,974(19)        3.9%(19)              --                --
  Taunusanlage 12, D-60325
  Frankfurt am Main
  Federal Republic of Germany
Stichting Pensioenfonds ABP........      3,137,200(20)        3.9%(20)              --                --
  Oude Lindestraat 70
  Postbus 2889
  6401 DL Heerlen
  The Netherlands
Directors and Executive Officers as
  a Group..........................      2,767,828(21)        3.3%(21)       1,630,471(21)           2.0%(21)

---------------

  *  less than 1%

 (1) The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the Securities and Exchange Commission. Figures shown include shares of Common Stock and Series B Preferred Stock, which vote together as a single class on all matters generally submitted to shareholders. Each share of Common Stock and Series B Preferred Stock is entitled to one vote. Under certain circumstances, the Series B Preferred Stock is convertible into Common Stock at the ratio of 14,000 shares of Series B Preferred Stock for each share of Common Stock (any resulting fractional shares will be redeemed for cash). Share figures shown assume that individuals who acquire Units of Partnership Interest upon the exercise of options ("Incentive Options") granted under TRG's 1992 Incentive Option Plan exchange the newly issued Units for an equal number of shares of Common Stock under the Company's exchange offer (the "Continuing Offer") to certain partners in TRG and holders of Incentive Options. Share figures and Unit figures shown assume that outstanding Units are not exchanged for Common Stock under the Continuing Offer and that outstanding shares of Series B Preferred Stock are not converted into Common Stock. As of November 17, 2003, there were 81,382,389 outstanding shares of Voting Stock, consisting of 49,932,834 shares of Common Stock and 31,449,555 shares of Series B Preferred Stock.

 (2) Consists of 5,925 shares of Series B Preferred Stock that Mr. Robert S. Taubman owns, 565,721 shares of Series B Preferred Stock held by R & W-TRG LLC ("R&W"), a company that Mr. Taubman and his brother, William S. Taubman, own (or, in aggregate, 1.8% of Series B Preferred Stock), 300,000 shares of Common Stock owned by Mr. Taubman, 245,016 shares of Common Stock that Mr. Taubman has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options and an additional 10,500 shares of Common Stock owned by his wife and children for which Mr. Taubman disclaims any beneficial interest (or, in aggregate, 1.1% of Common Stock). Excludes all shares of Voting Stock held by TRA Partners ("TRAP"), Taubman Realty Ventures ("TRV"), Taub-Co Management, Inc. ("Taub-Co"), or TG Partners, Limited Partnership ("TG Partners"), because Mr. Taubman has no voting or dispositive control over such entities' assets, see notes 13 and 14 below. Mr. Taubman disclaims any beneficial interest in the Voting Stock held by R&W or the other entities described in the previous sentence beyond his pecuniary interest in R&W or the other entities.

 (3) Consists of 5,925 Units of Partnership Interest that Mr. Robert S. Taubman owns, 565,721 Units of Partnership Interest held by R&W, and 245,016 Units of Partnership Interest that Mr. Taubman has the right to receive upon the exercise of vested Incentive Options. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

 (4) Consists of 5,925 shares of Series B Preferred Stock that Mr. William S. Taubman owns, 527,759 shares of Common Stock that Mr. Taubman has the right to receive upon the exchange of Units of Partnership Interest that are subject to vested Incentive Options, and 16,000 shares of Common Stock owned by his children and for which Mr. Taubman disclaims any beneficial interest (or, in aggregate, 1.1% of Common Stock). Excludes 300,000 shares of Common Stock and 565,721 shares of Series B Preferred Stock that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr. Taubman has no voting or dispositive control over such entities' assets, see notes 13 and 14 below. Mr. Taubman disclaims any beneficial interest in the Voting Stock held by R&W and the other entities described in the previous sentence beyond his pecuniary interest in R&W and the other entities.

 (5) Consists of 5,925 Units of Partnership Interest that Mr. William S. Taubman owns and 527,759 Units of Partnership Interest subject to vested Incentive Options held by Mr. Taubman. Excludes 565,721 Units that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

 (6) Consists of 7,500 shares of Common Stock that Ms. Payne owns and 600,828 shares of Common Stock that Ms. Payne will have the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options (or, in aggregate, 1.2% of Common Stock).

 (7) Consists of 1,504 shares of Common Stock owned by Mr. Lord, 530 shares of Common Stock owned by Mr. Lord's wife for which he disclaims any beneficial interest; and 280,125 shares of Series B Preferred Stock acquired by Mr. Lord in partial consideration for the exchange of all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 87,028 shares of Series B Preferred Stock acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy and over which Mr. Lord has no voting or dispositive power, see note 14 below.

 (8) Consists of 280,125 Units of Partnership Interest acquired by Mr. Lord in partial consideration for the exchange of all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 87,028 Units of Partnership Interest acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy, which are not presently entitled to receive any partnership distributions, except upon liquidation and over which Mr. Lord has no voting or dispositive power. Such units are released from the irrevocable proxy and become entitled to receive partnership distributions over the two years remaining in the original five-year vesting period. See note 14 below. See also "Certain Employment Arrangements."

 (9) Consists of 2,000 shares of Common Stock that Mr. Simon owns and 4,488 shares of Common Stock which Mr. Simon may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company's 401(k) Plan.

(10) Excludes 15,000 shares of Series A Preferred Stock owned by Mr. Chazen, 6,000 shares of Series A Preferred Stock owned by his wife, and 30,000 shares (or, in the aggregate, less than 1%) of Series A Preferred Stock owned by his children and for which Mr. Chazen disclaims any beneficial ownership. The Series A Preferred Stock does not entitle its holders to vote.

(11) Includes 80,000 shares of Common Stock held by The Gilbert 1996 Charitable Remainder Trust, an irrevocable trust of which Mr. Gilbert is a co-trustee. Mr. Gilbert disclaims any beneficial interest in such shares beyond any deemed pecuniary interest as the result of his wife's current beneficial interest in the trust.

(12) Consists solely of shares of Common Stock.

(13) Includes 100 shares of Common Stock owned by Mr. A. Alfred Taubman's revocable trust and 186,837 shares of Common Stock held by TRAP. Mr. Taubman's trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the Common Stock held by TRAP. The remaining shares consist of 24,582,057 outstanding shares (or 78.2%) of Series B Preferred Stock that may be deemed to be owned by Mr. Taubman in the same manner as the Units of Partnership Interest described in note 14 below. Mr. Taubman disclaims any beneficial ownership of the Common Stock or Series B Preferred Stock held by TRAP and the other entities identified in note 14 below beyond his pecuniary interest in the entities that own the securities.

(14) Consists of 9,875 Units of Partnership Interest held by Mr. A. Alfred Taubman's trust, 17,699,879 Units of Partnership Interest owned by TRAP, 11,011 Units of Partnership Interest owned by TRV, of which Mr. Taubman's trust is the managing general partner, and 1,975 Units of Partnership Interest held by Taub-Co. Because the sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman's trust is the managing general partner, Mr. Taubman may be deemed to be the beneficial owner of the Units of Partnership Interest held by Taub-Co. Mr. Taubman disclaims beneficial ownership of any Units held by Taub-Co beyond his pecuniary interest in Taub-Co. Also includes 6,327,098 Units of Partnership Interest owned by TG Partners, 445,191 Units held by a subsidiary of TG Partners (such subsidiary and TG Partners are collectively referred to as "TG") and 87,028 Units of Partnership Interest which are held by Mr. Lord but for which Mr. Lord has granted an irrevocable proxy to TG Partners. The 87,028 Units held by Mr. Lord are not presently entitled to any partnership distributions except in the event of a liquidation. Such Units will be released from the irrevocable proxy and become entitled to receive distributions over the two years remaining in the original five-year vesting period. Because Mr. Taubman, through control of TRV's and TG Partners' managing partner, has sole authority to vote and (subject to certain limitations) dispose of the Units of Partnership Interest held by TRV and TG, respectively, Mr. Taubman may be deemed to be the beneficial owner of all of the Units of Partnership Interest held by TRV and TG. Mr. Taubman disclaims beneficial ownership of any Units of Partnership Interest held by TRG and TG beyond his pecuniary interest in those entities.

(15) Consists solely of shares of Common Stock (10.7%) held on behalf of various investment advisory clients, none of which holds more than 5% of the Common Stock.

(16) Consists solely of shares of Common Stock (10.6%).

(17) Consists solely of shares of Common Stock (8.5%) and includes ownership of Common Stock on behalf of Stichting Pensioenfonds Voor de Gezondheid Geestelijke en Maatschappelijke Belangen.

(18) Consists solely of shares of Common Stock (6.4%).

(19) Consists solely of shares of Common Stock (6.4%).

(20) Consists solely of shares of Common Stock (6.3%).

(21) See Notes 2 through 12 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities ("insiders") file reports of ownership and changes in ownership with the Securities Exchange Commission (the "SEC") and to furnish copies of these reports to the Company. Based on the Company's review of the insiders' forms furnished to the Company and representations made by the Company's officers and directors, no insider failed to file on a timely basis a Section 16(a) form with respect to any transaction in the Company's equity securities, except that Robert Taubman failed to timely file a Form 4 in December 2002, with respect to the acquisition of a total of 1,500 shares of Common Stock by his two minor children, and William Taubman failed to timely a Form 4 in April 2002, with respect to the acquisition of 500 shares of Common Stock by his daughter, and failed to timely file a Form 4 in December 2002, with respect to the acquisition of 1,500 shares of Common Stock by his two minor children.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table sets forth certain information regarding the Company's equity compensation plans as of December 31, 2002:

                                                               WEIGHTED-AVERAGE    NUMBER OF SECURITIES REMAINING
                                     NUMBER OF SECURITIES      EXERCISE PRICE OF   AVAILABLE FOR FUTURE ISSUANCES
                                  TO BE ISSUED UPON EXERCISE      OUTSTANDING        UNDER EQUITY COMPENSATION
                                   OF OUTSTANDING OPTIONS,     OPTIONS, WARRANTS    PLANS (EXCLUDING SECURITIES
                                     WARRANTS AND RIGHTS          AND RIGHTS          REFLECTED IN COLUMN (A))
         PLAN CATEGORY                       (A)                      (B)                       (C)
         -------------            --------------------------   -----------------   ------------------------------
Equity compensation plans
  approved by security
  holders(1)....................          1,597,783                 $12.11                   2,229,987
                                          ---------                                          ---------
Total...........................          1,597,783                 $12.11                   2,229,987
                                          =========                                          =========

---------------
(1) The plan was approved by the Company's shareholders before the Company went public in 1992. The plan was fully disclosed at the time the Company went public.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting to serve until the annual meeting of shareholders in 2006. The three nominees, Graham T. Allison, Peter Karmanos, Jr. and William S. Taubman, are all presently serving on the Board of Directors.

     Each of the nominees has consented to serve a three-year term. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee. Additional information regarding the nominees, the directors whose terms are not expiring, and management of the Company is contained under the caption "Management" below.

                                   MANAGEMENT

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The Board of Directors currently consists of nine members divided into three classes serving staggered terms. Under the Company's Restated Articles of Incorporation, a majority of the Company's directors must not be officers or employees of the Company or its subsidiaries. Officers of the Company serve at the pleasure of the Board.

     The directors and executive officers of the Company are as follows:

                                                                                                     TERM
                NAME                     AGE                         TITLE                          ENDING
                ----                     ---                         -----                          ------
Robert S. Taubman....................    49     Chairman of the Board, President and Chief
                                                Executive Officer                                    2005
Lisa A. Payne........................    45     Executive Vice President, Chief Financial and
                                                Administrative Officer, and Director                 2005
Myron E. Ullman, III.................    56     Director                                             2005
Allan J. Bloostein...................    73     Director                                             2004
Jerome A. Chazen.....................    76     Director                                             2004
S. Parker Gilbert....................    70     Director                                             2004
Graham T. Allison*...................    63     Director                                             2003
Peter Karmanos, Jr.*.................    60     Director                                             2003
William S. Taubman*..................    44     Executive Vice President and Director                2003
Esther R. Blum.......................    49     Senior Vice President, Controller, and Chief
                                                Accounting Officer
Courtney Lord........................    52     Senior Vice President of Leasing
John L. Simon........................    56     Senior Vice President of Development

---------------
* Standing for re-election to a three-year term.

     Robert S. Taubman is the Chairman of the Board, President and Chief Executive Officer of the Company and The Taubman Company LLC (the "Manager"), which is a subsidiary of TRG (the Company's operating partnership) that manages the Company's regional shopping center interests. Mr. Taubman has been a director of the Company since 1992. Mr. Taubman is also a director of Comerica Bank and of Sotheby's Holdings, Inc., the international art auction house, and represents the Company as a director of fashionmall.com, Inc., a company originally organized to market and sell fashion apparel and related accessories and products over the internet. He is also a member of the United States Department of Commerce Travel and Tourism Promotion Advisory Board, a director of the Real Estate Roundtable, a Trustee of the Urban Land Institute, a former trustee of the International Council of Shopping Centers, and a former member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Taubman is the brother of William S. Taubman.

     Lisa A. Payne is an Executive Vice President and the Chief Financial and Administrative Officer of the Company and the Manager, a position which she has held since 1997. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996.

     Myron E. (Mike) Ullman, III is a retired General Directeur General, Group Managing Director of Paris-based LVMH Moet Hennessy Louis Vuitton, a global company producing luxury products. Mr. Ullman held this position from July 1999 until he retired in September 2001. Prior to this, Mr. Ullman held various senior executive positions with LVMH, including being the President of LVMH Selective Retail Group from 1998 until June 1999, and Chairman and Chief Executive Officer of DFS Group Limited from 1995 to 1998. From 1992 until 1995, Mr. Ullman was Chairman and Chief Executive Officer of R.H. Macy & Co., Inc., one of the largest retailers in the United States. From 1986 to 1988, Mr. Ullman served as Managing Director and Chief Operating Officer of Wharf (Holdings) Ltd., one of the largest diversified groups in Hong Kong. From 1985 to

1986, Mr. Ullman served as Executive Vice President at the Sanger Harris (now Foley's) division of Federated Department Stores, Inc. Mr. Ullman is a director of Starbucks Corporation. Mr. Ullman is also a director of Global Crossing, Ltd. Mr. Ullman also serves on the boards of several community and not-for-profit organizations. Mr. Ullman has been a director of the Company since April 2003.

     Allan J. Bloostein is a former Vice Chairman of The May Department Stores Company and the President of Allan J. Bloostein Associates, and serves as a consultant in retail and consumer goods marketing. Mr. Bloostein was, until his retirement during 2000, a director of CVS Corporation, which operates the CVS Pharmacy chain, and is a director or trustee of over 20 mutual fund companies that Salomon Smith Barney sponsors. Mr. Bloostein has been a director of the Company since 1992.

     Jerome A. Chazen is Chairman Emeritus of Liz Claiborne, Inc. He is a director of fashionmall.com, Inc., a company originally organized to market and sell fashion apparel and related accessories and products over the internet, and Chairman of Chazen Capital Partners, a private investment company. Mr. Chazen has been a director of the Company since 1992.

     S. Parker Gilbert is a retired Chairman of Morgan Stanley Group, Inc. Mr. Gilbert has been a director of the Company since 1992.

     Graham T. Allison is the Douglas Dillon Professor of Government at Harvard University and a director of CDC Nvest Funds. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993, when he became the United States Assistant Secretary of Defense.

     Peter Karmanos, Jr. is the founder and has served as a director since the inception of Compuware Corporation, a global provider of software solutions and professional services headquartered in Detroit, Michigan. Mr. Karmanos has served as Compuware's Chairman since November 1978, and as its Chief Executive Officer since July 1987. Mr. Karmanos serves as a director of Worthington Industries, Inc. He is also a member of the Board of Trustees of the Detroit Medical Center.

     William S. Taubman is an Executive Vice President of the Company and the Manager, a position which he has held since 1994. Mr. Taubman has also been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994. He is also a director of the Detroit Institute of Arts. Mr. Taubman is the brother of Robert S. Taubman.

     Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions, and a Senior Vice President in March 1999. Between 1992 and 1997, Ms. Blum served as the Manager's Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992.

     Courtney Lord is the Manager's Senior Vice President of Leasing. Mr. Lord became the Senior Vice President of Leasing of the Manager in November of 1999, having been hired in connection with TRG's acquisition of all of the outstanding stock of Lord Associates, Inc. Between 1989 and 1999, Mr. Lord served as president of Lord Associates, Inc., a retail leasing firm based in Alexandria, Virginia.

     John L. Simon is the Manager's Senior Vice President of Development and has served in such position since 1988.

THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held seven meetings during 2002. The Board of Directors has four standing committees: a six-member Audit Committee, a three-member Compensation Committee, a three-member Executive Committee, and a three-member Nominating and Corporate Governance Committee. During 2002, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board on which they served. Directors fulfill their responsibilities not only by attending Board and committee meetings, but also through consultation with the Chief Executive Officer and other members of management on matters that affect the Company.

     During 2002, the Audit Committee consisted of Jerome A. Chazen, Chairman, Graham T. Allison, Allan J. Bloostein, S. Parker Gilbert and Peter Karmanos, Jr. In April 2003, upon becoming a member of the Board of Directors, Myron E. Ullman, III was appointed to the Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee recommends to the Board of Directors the appointment of the independent auditors. The Audit Committee met three times during 2002.

     During 2002, the Compensation Committee consisted of S. Parker Gilbert, Chairman, Jerome A. Chazen and Peter Karmanos, Jr. The Compensation Committee's primary responsibility is to review the compensation and employee benefit policies applicable to employees of the Manager and, in particular, senior management. The Compensation Committee met three times during 2002.

     During 2002, the Executive Committee consisted of Robert S. Taubman, Chairman, Allan J. Bloostein, and Graham T. Allison. The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board and acted by written consent five times during 2002.

     During 2002, the Board's Nominating Committee consisted of Robert S. Taubman, Chairman, S. Parker Gilbert, and Allan J. Bloostein. The committee did not meet during 2002. In May 2003, the Board changed the committee's name, and adopted a new charter consistent with its expanded mandate, to the Nominating and Corporate Governance Committee. The Board also appointed Mr. Ullman to the committee in place of Mr. R. Taubman. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees for each Board committee, other than vacancies for which holders of the Series B Preferred Stock are entitled to propose nominees. In recommending candidates to the Board, the Nominating and Corporate Governance Committee seeks individuals of proven competence who have demonstrated excellence in their chosen fields. The committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues. The Nominating and Corporate Governance Committee does not have a procedure for shareholders to submit nominee recommendations.

COMPENSATION OF DIRECTORS

     During 2002, the Company paid directors who are neither employees nor officers of the Company or its subsidiaries an annual fee of $35,000, a meeting fee of $1,000 for each Board or committee meeting attended, and reimbursed outside directors for expenses incurred in attending meetings and as a result of other work performed for the Company. For 2002, the Company incurred costs of $237,000 relating to the services of Messrs. Allison, Bloostein, Chazen, Gilbert and Karmanos, as directors of the Company.

     As part of its overall program of charitable giving, TRG maintains a charitable gift program for the Company's outside directors. Under this charitable gift program, TRG matches an outside director's donation to one or more qualifying charitable organizations. TRG limits matching contributions to an aggregate maximum amount of $10,000 per director per year. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to TRG. During 2002, TRG made 6 matching contributions in the total amount of $45,000.

CERTAIN TRANSACTIONS

     On May 14, 2002, TRG acquired a 50% general partnership interest in SunValley Associates, a California general partnership that owns the SunValley Shopping Center located in Contra Costa County, California for $88 million. The purchase price consisted of $28 million of cash and $60 million of debt that encumbered the property. The Manager has managed the property since its development and is continuing to do so. Although TRG purchased its interest from an unrelated third party, the other 50% partner is an entity owned and controlled by Mr. A. Alfred Taubman, the Company's largest shareholder, former Chairman of the Board of Directors and the father of Robert and William Taubman. In determining whether or not to proceed with the acquisition, the Company's directors considered, among other things, the advice of independent outside counsel, the fact that the purchase price of the interest had been negotiated at arm's length with the independent third party, and Mr. A. Alfred Taubman's agreement to amend SunValley's partnership agreement to name TRG as the managing general partner, to provide that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent pursuant to an agreement containing the same favorable terms as in the existing leasing and management agreement between SunValley and the Manager, and to otherwise contain terms similar to partnership agreements the Company has negotiated with unrelated third parties. Messrs. William and Robert Taubman recused themselves from the Board's discussion regarding, and did not vote on the decision to go through with, the acquisition. TRG was represented by independent outside counsel in the negotiation of the partnership agreement with Mr. A. Alfred Taubman.

     In November 1999, TRG acquired Lord Associates, Inc., a retail leasing firm, based in Alexandria, Virginia, from Courtney Lord, who became the Manager's Senior Vice President of Leasing, for $2.5 million in cash and $5 million in Units, which were subject to certain contingencies. In October 2003, in final settlement of all such contingencies, Mr. Lord returned to the Company $750,000.

     A. Alfred Taubman and certain of his affiliates receive various property management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $2.3 million in 2002.

     During 2002, the Manager paid approximately $ 2.7 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which A. Alfred Taubman, Robert S. Taubman, and William S. Taubman have financial interests.

     During 1997, TRG acquired an option to purchase certain real estate on which TRG was exploring the possibility of developing a shopping center. A. Alfred Taubman, Robert S. Taubman, and William S. Taubman have a financial interest in the optionor. The option agreement required option payments of $150,000 during each of the first five years, $400,000 in the sixth year, and $500,000 in the seventh year. Through December 31, 2000, TRG made payments of $450,000. In 2000, TRG decided not to go forward with the project and reached an agreement with the optionor to be reimbursed at the time of the sale or lease of the real estate for an amount equal to the lesser of 50% of the project costs to date or $350,000. Under the agreement, TRG's obligation to make further option payments was suspended. TRG expects to receive $350,000 in total reimbursements, though the timing will depend on the sale or lease of the real estate and is uncertain. After receipt of such amount, the option will be terminated.

     The Taubman Asset Group, an entity which manages the personal assets of, and provides administrative services to, the Taubman family, together with certain members of the Taubman family, including A. Alfred Taubman (collectively, the "Taubman Family"), utilize a portion of the Manager's Bloomfield Hills, Michigan offices and a portion of the Manager's New York offices. For the use of the office space, they paid the Manager $148,969 in 2002, representing their pro rata share of the total occupancy costs paid by the Manager. In addition, employees of the Taubman Asset Group and certain employees of members of the Taubman Family and other affiliated companies of the Taubman Family are enrolled in the benefit program of the Manager. For participation in the Manager's benefit program, the Taubman Asset Group and members of the Taubman Family paid the Manager $394,630 in 2002, representing a 100% reimbursement of the costs associated with their employees' participation in the benefit program plus a 15% administrative fee. In 2002, the Manager paid $5,519 as a portion of A. Alfred Taubman's 2002 medical insurance and, in return for advice and consultation, provided office space to him. As of June 15, 2003, the Manager no longer paid for any of Mr. Taubman's medical insurance except for his participation through the Taubman Asset Group (for which the Manager is fully reimbursed plus a 15% administrative fee as discussed above). As of August 1, 2002, Mr. Taubman stopped receiving the office space in return for advice and consultation and began reimbursing the Manager for such office space (as discussed in the first sentence of this paragraph). In 2002, the Manager maintained a vehicle for Mr. Taubman's use and paid $5,390 in repair and maintenance expenses. As of September 18, 2002, the Manager no longer provided said vehicle's maintenance costs. On October 30, 2003, Mr. Taubman acquired the vehicle from the Manager for $15,000, its fair market value. The Manager leases a corporate jet for business use and was reimbursed in 2002 in the aggregate $304,344 by the Taubman Family for incidental personal use of the corporate jet. In 2002, the Manager reimbursed the Taubman Asset Group in the amount of $126,423 for certain employees who are employed by the Taubman Asset Group for services rendered by them to the Manager, which arrangement terminated on August 1, 2002, except for one such employee.

     Committees of outside directors review business transactions between the Company and its subsidiaries and related parties to ensure that the Company's involvement in such transactions, including those described above, is on arm's length terms.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company's accounting functions and internal controls. The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in 1993, which charter has been subsequently amended from time to time. Each of the members of the Audit Committee is independent as defined in such charter and the New York Stock Exchange listing standards. A copy of the Audit Committee Charter was filed as an exhibit to the Company's Proxy Statement for the 2001 Annual Shareholders Meeting in accordance with SEC requirements.

     The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be engaged as the Company's independent accountants. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent accountants regarding, the following:

     - the plan for, and the independent accountants' report on, each audit of the Company's financial statements;

     - the Company's quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

     - changes in the Company's accounting practices, principles, controls or methodologies, or in its financial statements;

     - significant developments in accounting rules;

     - the adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel; and

     - the continued independence of the Company's outside auditors and the monitoring of any engagement of the outside auditors to provide non-audit services.

     The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. The Committee took a number of steps in making this recommendation for 2002. First, the Audit Committee discussed with Deloitte & Touche LLP ("Deloitte"), the Company's independent accountants for 2002, those matters required to be communicated and discussed between an issuer's independent accountants and its audit committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte its independence and received a letter from Deloitte concerning such independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of Deloitte's independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with management and Deloitte, the Company's audited consolidated balance sheets at December 31, 2002 and 2001, and consolidated statements of operations, cash flows and shareowners' equity for the three years ended December 31, 2002. Based on the discussions with Deloitte concerning the audit, the independence discussions, and the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board (and the Board agreed) that these financial statements be included in the Company's 2002 Annual Report on Form 10-K.

     AUDIT FEES. The aggregate fees billed for professional services rendered by Deloitte for the audit of the Company's annual financial statements for the year ended December 31, 2002 and its reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for fiscal year 2002 (collectively, the "Audit Services"), were $927,300. This includes $672,200 related to individual shopping center audit reports, an employee benefit plan audit and accounting consultations.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The Company did not pay any fees to Deloitte for fiscal year 2002 for the provision of information technology services, including the operation, design and implementation of hardware and software (the "Financial Information Systems Design and Implementation Services").

     ALL OTHER FEES. The aggregate fees billed for services rendered by Deloitte, other than the Audit Services and the Financial Information Systems Design and Implementation Services, for fiscal year 2002 were $1,692,024. These services included fees for tax compliance and consultation services and consulting services related to process improvement projects in the development and leasing departments.

     The Audit Committee, based on its reviews and discussions with management and Deloitte noted above, determined that the provision of the Other Services and the Financial Information Systems Design and Implementation Services by Deloitte was compatible with maintaining Deloitte's independence.

                              THE AUDIT COMMITTEE

                           Jerome A Chazen, Chairman
                               Graham T. Allison
                               Allan J. Bloostein
                               S. Parker Gilbert
                              Peter Karmanos, Jr.
                              Myron E. Ullman, III

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation of those persons who during 2002 were (i) the chief executive officer and (ii) the other executive officers of the Company whose compensation is required to be disclosed pursuant to the rules of the Securities Exchange Commission (the "Named Officers"). As explained more fully below, amendments to the Company's long-term compensation plan affected the manner in which awards under such plan are reported. As a result, in order to understand the total compensation granted to the Named Officers in 2002, the following Summary Compensation Table must be read in conjunction with Long-Term Incentive Plan Awards table immediately following the Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                   ANNUAL COMPENSATION        COMPENSATION
                                                  ----------------------      ------------
                                                                                  LTIP           ALL OTHER
                                                   SALARY       BONUS(1)       PAYOUTS(2)       COMPENSATION
    NAME AND PRINCIPAL POSITION         YEAR        ($)           ($)             ($)               ($)
    ---------------------------         ----      --------      --------      ------------      ------------
Robert S. Taubman...................    2002      $750,000      $468,750       $1,251,250         $25,467(3)
Chairman of the Board, President        2001       750,000       468,800        1,196,250          25,614
and Chief Executive Officer             2000       750,000       450,000               --          25,678
Lisa A. Payne.......................    2002      $500,000      $318,750       $  508,750         $23,042(4)
Executive Vice President and Chief      2001       500,000       325,000          453,750          22,444
Financial and Administrative Officer    2000       500,000       300,000               --          21,936
William S. Taubman..................    2002      $484,133      $314,375       $  508,750         $43,108(5)
Executive Vice President                2001       474,994       312,500          453,750          25,135
                                        2000       468,270       285,000               --          25,111
Courtney Lord.......................    2002      $278,654      $276,494               --         $21,187(6)
Senior Vice President                   2001       273,656       240,875               --          15,316
                                        2000       272,740       241,313               --          44,507
John L. Simon.......................    2002      $298,125      $268,413(7)    $  275,000         $24,646(8)
Senior Vice President                   2001       290,616       255,063          275,000          24,506
                                        2000       282,500       230,325               --          24,353

---------------

(1) Bonus amount awarded under the Senior Short Term Incentive Plan. Awards made pursuant to the Manager's Long-Term Performance Compensation Plan are not reportable on the date of grant and, instead, are reported in the Long-Term Incentive Plan Awards table immediately following.

(2) Reflects payout of 1998 and 1999 Cash Awards made under the Manager's Long-Term Performance Compensation Plan (the "Performance Plan"). Robert Taubman and William Taubman have elected to defer receipt of the payout amount in accordance with the terms of the Performance Plan. Amounts deferred under the Performance Plan accrue interest until the deferred payment date. The Performance Plan was amended effective January 1, 1999 (the "First Amendment") and further amended effective January 1, 2000 (the "Second Amendment"). Prior to the Second Amendment awards made under the Performance Plan were made in the form of Notional Shares of Common Stock and were reported as restricted stock awards. The Second Amendment, in addition to affecting future awards, modified the 1998 and 1999 awards, particularly with regard to the determination of the payout value of such awards. The payout value of awards under the Performance Plan as revised by the Second Amendment is no longer tied to the value of the Company's Common Stock, but instead is tied to the achievement of a target compounded growth rate of the Company's per share funds from operations over the three year vesting period of the award. As a result of the change, awards are no longer reported as restricted stock awards but instead are reflected in the Long-Term Incentive Plan Award Table following and are denominated as Cash Awards. Because the Second Amendment did not affect awards made in 1996 and 1997 which vested in 1999 and 2000, respectively, these prior awards continue to be restricted stock awards and as such were reported when granted as opposed to when paid. See "Long-Term Performance Compensation Plan" below for more information about the Performance Plan.

(3) Includes $16,302 contributed to the defined contribution plan (the "Retirement Savings Plan") on behalf of Mr. Robert S. Taubman and $9,165 accrued under the supplemental retirement savings plan (the "Supplemental Retirement Savings Plan").

(4) Includes $16,302 contributed to the Retirement Savings Plan on behalf of Ms. Payne and $6,740 accrued under the Supplemental Retirement Savings Plan.

(5) Includes $16,302 contributed to the Retirement Savings Plan on behalf of Mr. William S. Taubman and $8,806 accrued under the Supplemental Retirement Savings Plan and travel reimbursements deemed compensation under Internal Revenue Service rules.

(6) Includes $16,302 contributed to the Retirement Savings Plan on behalf of Mr. Lord, and $4,885 accrued under the Supplemental Retirement Savings Plan.

(7) Excludes a $50,000 special bonus paid in June 2002 relating to 2001 compensation.

(8) Includes $16,302 contributed to the Retirement Savings Plan on behalf of Mr. Simon and $8,344 accrued under the Supplemental Retirement Savings Plan.

LONG-TERM PERFORMANCE COMPENSATION PLAN

     The Performance Plan was adopted by the Manager and approved by TRG's compensation committee in 1996 (the Compensation Committee of the Board now performs such functions). The Company's Performance Plan was amended effective January 1, 1999 (the "First Amendment") and again effective January 1, 2000 (the "Second Amendment"). The following discussion relates to the 2002 grants under the Performance Plan that are reflected in the Long-Term Incentive Plan -- 2002 Awards table.

     The amount of a participant's award is based on individual and Company performance for the fiscal year prior to the date of the award and the individual's position in the Company. Each eligible participant is granted a Cash Award (a "Cash Award") and the final payout value of an award is tied to the achievement of a target compounded growth rate of the Company's per share funds from operations, subject to reasonable adjustments, over the three-year vesting period of the award. If the target is achieved, the payout amount of each Cash Award is increased, subject to a maximum premium of 30%; otherwise the payout amount remains the amount of the original grant. Funds from operations ("FFO") is defined in the Plan as income before extraordinary and non-recurring items, real estate depreciation and amortization, allocations to the holders of a minority interest in TRG (including dividends and distributions payable to holders of preferred equity interests in TRG), and less dividends and distributions to holders of the Series A Preferred Stock. Gains on dispositions of depreciated operating properties are excluded from FFO. Each Cash Award vests on the third January 1 after the date of grant. Upon vesting, the value of the award under the Performance Plan will be paid to the participant in a lump sum, unless the participant elects to defer payment in accordance with the terms of the Performance Plan. The payout amount is determined on the vesting date, and such amount will accrue interest from the vesting date until the deferred payment date.

     Prior to the Second Amendment, awards were made in respect of Notional Shares of Common Stock and the payout value of an award was based on the value of the Company's Common Stock. The Second Amendment affected awards made for fiscal years 1998 and 1999 as well as awards made after the effective date of the Second Amendment. Awards made in 1998 and 1999 were converted from Notional Shares into Cash Awards at a rate based on the value, determined by reference to the price of the Company's Common Stock, of the Notional Shares held by the individual at the time of the Conversion. The 1998 Cash Awards vested and, unless deferred in accordance with the provisions of the Performance Plan, were paid during 2002.

                   LONG-TERM INCENTIVE PLAN -- 2002 AWARDS(1)

                               NUMBER OF                         ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                SHARES,       PERFORMANCE OR                 PRICE-BASED PLAN
                                UNITS OR       OTHER PERIOD     ------------------------------------------
     NAME AND PRINCIPAL       OTHER RIGHTS   UNTIL MATURATION    THRESHOLD        TARGET        MAXIMUM
          POSITION                ($)           OR PAYOUT           ($)           ($)(2)          ($)
     ------------------       ------------   ----------------   ------------   ------------   ------------
Robert S. Taubman...........   $1,230,000      1/1/02-1/1/05     $1,230,000     $1,414,500     $1,599,000
Chairman of the Board,
President and Chief
Executive Officer
Lisa A. Payne...............   $  705,000      1/1/02-1/1/05     $  705,000     $  810,750     $  916,500
Executive Vice President and
Chief Financial and
Administrative Officer
William S. Taubman..........   $  560,000      1/1/02-1/1/05     $  560,000     $  644,000     $  728,000
Executive Vice President
Courtney Lord...............   $  272,500      1/1/02-1/1/05     $  272,500     $  313,375     $  354,250
Senior Vice President
John L. Simon...............   $  267,500      1/1/02-1/1/05     $  267,500     $  307,625     $  347,750
Senior Vice President

---------------
(1) Awards were made under the Performance Plan. Awards vest and, unless deferred in accordance with the Performance Plan, are payable on the third January 1 after the date of grant.

(2) The target is the amount which would be payable if the target compounded growth rate in per share funds from operations is achieved.

SENIOR SHORT TERM INCENTIVE PLAN

     The Manager's officers and senior management receive part of their annual compensation pursuant to the Manager's Senior Short Term Incentive Plan (the "SSTIP"). Under the SSTIP, the actual amount awarded to a participant depends upon a review and assessment of the employee's and the Company's performance. Performance that meets expectations results in a bonus of approximately 100% of an employee's target amount. Performance beyond expectations may result in an employee receiving up to 150% of his target bonus. Performance below expectations results in a payment of less than the bonus target.

INCENTIVE OPTION PLAN

     TRG maintains the 1992 Incentive Option Plan for its employees with respect to Units of Partnership Interest in TRG. Upon exercise, it is anticipated that substantially all employees will exchange each underlying Unit for one share of the Company's Common Stock under the Continuing Offer. Mr. Robert Taubman, however, has elected to defer his receipt of certain Units of Partnership Interest and right to exchange such Units under the Continuing Offer, which deferral is described below.

     The Company's chief executive officer makes periodic recommendations to the Compensation Committee of the Board, which, after reviewing such recommendations, determines grants. The exercise price of each Incentive Option is equal to the fair market value of a Unit of Partnership Interest on the date of grant. The 1992 Incentive Option Plan was amended in December 2001 to permit a holder of an Incentive Option to pay the exercise price in cash or by surrender of Units of Partnership Interest having an aggregate fair market value equal to the exercise price. In the event that the exercise price for an Incentive Option is paid by surrendering Units of Partnership Interest, only those Units of Partnership Interest issued to the optionee in excess of the number of Units of Partnership Interest surrendered are counted for purposes of determining the remaining number of Units of Partnership Interest available for future grants of Incentive Options under the 1992 Incentive Option Plan.

     Generally, an Incentive Option vests in one-third increments on each of the third, fourth, and fifth anniversaries of the date of grant, although the Compensation Committee may allow an exercise at any time more than six months after the date of grant. If the optionee's employment terminates within the first three years for reasons other than death, disability, or retirement, the right to exercise the Incentive Option is forfeited. If the termination of employment is because of death, disability, or retirement, the Incentive Option may be exercised in full. Outstanding Incentive Options also vest in full upon the termination of the Manager's engagement by TRG, upon any "change in control" of TRG, or upon TRG's permanent dissolution. No Incentive Option may be exercised after ten years from the date of grant. The 1992 Incentive Option Plan has been replaced by the Performance Plan as the primary source of long-term compensation. There were no Incentive Option grants to Named Officers in 2002.

     In December 2001, the Manager, TRG and Robert S. Taubman entered into an Option Deferral Agreement (the "Deferral Agreement") with respect to an Incentive Option for 2,962,620 Units of Partnership Interest granted to Mr. R. Taubman in 1992 (the "Option") pursuant to the 1992 Incentive Option Plan. The Deferral Agreement provides for the deferral of gains (i.e., the difference between the fair market value of the Units of Partnership Interest subject to the Option and the aggregate exercise price of the Option) that would be recognized by Mr. R. Taubman upon his exercise of the Option. During 2002, Mr.
R. Taubman exercised the Option and paid the exercise price for the Option by surrendering Units of Partnership Interest in accordance with the terms of the plan, see "Incentive Option Plan." As a result of the exercise of the Option, Mr. R. Taubman received 871,261.76 notional units of partnership interest in TRG, which he has elected to defer pursuant to the Deferral Agreement (the "Deferred Units"). Until the Deferred Units are distributed in full, Mr. Taubman will receive distribution equivalents on the Deferred Units in the form of cash payments as and when TRG makes distributions on actual Units of Partnership Interest outstanding. Beginning with the ten-year anniversary of the date of exercise, the Deferred Units will be paid to Mr. R. Taubman in ten annual installments. The Deferral Agreement will terminate and the Deferred Units will be paid to Mr. R. Taubman in a single distribution upon the earlier of Mr. R. Taubman's cessation of employment for any reason, a "change in control" of TRG, and TRG's permanent dissolution.

       AGGREGATED OPTION EXERCISES DURING 2002 AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED               IN-THE-MONEY
                         SHARES            VALUE             OPTIONS AT YEAR END            OPTIONS AT 12/31/02(1)
                       ACQUIRED ON       REALIZED        ----------------------------    ----------------------------
        NAME            EXERCISE            ($)          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           -----------      -----------      -----------    -------------    -----------    -------------
Robert S. Taubman....     150,000       $ 1,092,750        245,016           --          $1,112,585          --
Robert S. Taubman....   2,962,620(2)     13,853,211(2)          --           --                  --          --
Lisa A. Payne........          --                --        600,828           --           2,301,256          --
William S. Taubman...     188,529         1,265,291        545,535           --           2,164,175          --
Courtney Lord........          --                --             --           --                  --          --
John L. Simon........      21,727            58,345             --           --                  --          --

---------------

(1) In accordance with the SEC's rules, based on the difference between fair market value of Common Stock and the exercise price.

(2) Mr. Taubman exercised an option to purchase 2,962,620 Units of Partnership Interests and paid the exercise price by surrendering Units of Partnership Interest having an aggregate fair market value equal to the exercise price. As a result, Mr. Taubman received 871,261 notional units of partnership interest in TRG, which he has elected to defer under the Deferral Agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Revenue Reconciliation Act of 1993. The Omnibus Reconciliation Act of 1993 limits to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its named executives in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation." Although TRG and the Manager are now part of the Company's consolidated group for financial reporting purposes, this deduction limit does not affect the Company and does not apply to TRG or the Manager because TRG and the Manager are partnerships for federal tax purposes, and the Company itself has no employees.

     Compensation Philosophy. The Manager has had a long-standing philosophy of targeting executive compensation at a level above the average of competitive practice. As part of this philosophy, the mix of compensation elements has emphasized variable, performance-based programs. As a result of this philosophy, the Manager has been successful at recruiting, retaining, and motivating executives who are highly talented, performance-focused, and entrepreneurial. The Compensation Committee has continued to apply this philosophy to its decisions on compensation matters. The independent compensation consultant retained by the Compensation Committee has compared the Manager's compensation practices with those of industry competitors and confirmed that the 2002 compensation of the Named Officers was consistent with the Manager's compensation philosophy.

     The Manager's compensation program for executive officers consists of the following key elements: annual compensation in the form of base salary, bonus compensation under the SSTIP, and long-term compensation under the Incentive Option Plan and the Performance Plan. The compensation of the Named Officers is determined based on their individual performance and the performance of the Company, TRG, and the Manager.

     Since 1996, awards under the Performance Plan have been selected over Incentive Options as the primary source of incentive compensation to the executive officers. Incentive Option grants have been and will continue to be made in special situations.

     Base Salaries. Base salaries for the Manager's executive officers are generally targeted at a level above the average for executives of industry competitors. The salaries of the Named Officers are reviewed and approved by the Compensation Committee based on its subjective assessment of each executive's experience and performance and a comparison to salaries of senior management of industry competitors.

     Performance Plan. In 2002, the Compensation Committee made grants of Cash Awards under the Performance Plan to the Named Officers, as shown in the Long-Term Incentive Plan -- 2002 Awards table.

     Compensation of Chief Executive Officer. Robert S. Taubman's base salary for 2002 was at an annual rate of $750,000. Mr. Taubman's performance evaluation is based 25% on the Compensation Committee's evaluation of his individual performance and 75% on the Compensation Committee's evaluation of the performance of the Company, which includes the consideration of objective and subjective criteria. Based on that evaluation and the report of the independent consultant, the Compensation Committee confirmed that Mr. Taubman's base salary, his bonus under the SSTIP for 2002 in the amount of $468,750 and his incentive compensation under the Performance Plan, as set forth in the Summary Compensation Table and Long-Term Incentive Plans -- Awards table, were consistent with the Manager's compensation philosophy.

                           THE COMPENSATION COMMITTEE

                          S. Parker Gilbert, Chairman
                                Jerome A. Chazen
                              Peter Karmanos, Jr.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following line graph sets forth the cumulative total returns on a $100 investment in each of the Company's Common Stock, the S&P Composite -- 500 Stock Index, and the NAREIT Equity Retail REIT Index for the period December 31, 1997 through December 31, 2002 (assuming, in all cases, the reinvestment of dividends).

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG TAUBMAN CENTERS, INC.,
           THE NAREIT EQUITY RETAIL REIT INDEX, AND THE S&P 500 INDEX

                                  [LINE GRAPH]

         ----------------------------------------------------------------------------------------------------------
                                                12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
         ----------------------------------------------------------------------------------------------------------
          Taubman Centers, Inc.                 $100.00    $113.36    $ 96.04    $106.64    $156.15    $182.48
          NAREIT Equity Retail REIT Index       $100.00    $ 97.40    $ 85.94    $101.38    $132.22    $160.08
          S&P 500 Index                         $100.00    $128.58    $155.63    $141.46    $124.65    $ 97.10
         ----------------------------------------------------------------------------------------------------------

     Please note: The stock price performance shown on the graph above is not necessarily indicative of future price performance.

CERTAIN EMPLOYMENT ARRANGEMENTS

     In January 1997, the Manager entered into a three-year agreement with Lisa
A. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. In January 1999 and January 2000, the agreement was extended for an additional year and continues to have automatic, one-year extensions unless either party gives notice to the contrary. In March 2002, Ms. Payne became the Manager's and Company's Chief Financial and Administrative Officer and continued her position as an Executive Vice President of each entity. The employment agreement provides for an annual base salary of not less than $500,000, to be reviewed annually. The agreement also provides for Ms. Payne's participation in the Manager's SSTIP, with a target award of $250,000 and a maximum annual award of $375,000.

     In November 1999, in connection with TRG's acquisition of the outstanding stock of Lord Associates, Inc., the Manager entered into an employment agreement with Courtney Lord pursuant to which Mr. Lord became the Manager's Senior Vice President of Leasing. The agreement terminates on January 1, 2005 unless sooner terminated by either the Company or Mr. Lord for cause or by Mr. Lord due to his death, disability or voluntary termination. The employment agreement provides for an annual base salary of not less than $270,000, to be reviewed annually. The agreement also provides for Mr. Lord's participation in the Manager's SSTIP, with a minimum award of $195,000 for each of the years beginning January 1, 2000 and January 1, 2001 and for a grant (effective January 1, 2000) of a Cash Award having an initial payout value of $137,500 under the Performance Plan. Mr. Lord has agreed that in the event his employment is terminated he will not thereafter compete with the Company for a period (depending on the circumstances surrounding such termination) of between one and two years. In addition, part of the consideration received by Mr. Lord in exchange for his shares of Lord Associates, Inc. included 435,153 Units of Partnership Interest and 435,153 shares of Series B Preferred Stock. Units of Partnership Interest granted to Mr. Lord are subject to vesting as described below and, once fully vested, may be exchanged for shares of the Company's Common Stock under the Continuing Offer. At this time, after taking into account Mr. Lord's exercise of his rights under the Continuing Offer with respect to 68,000 Units of Partnership Interest, Mr. Lord has both voting and distribution rights with respect to 280,125 Units of Partnership Interest and 280,125 shares of Series B Preferred Stock. Mr. Lord has granted an irrevocable proxy to TG Partners with respect to the remaining Partnership Units and shares of Series B Preferred Stock. The remaining Partnership Units are not entitled to receive partnership distributions and allocations except upon liquidation. Under the terms of the irrevocable proxy executed by Mr. Lord in favor of TG Partners and a letter agreement between Mr. Lord and TRG, the remaining Partnership Units and shares of Series B Preferred Stock will be released from the proxy and such Partnership Units will become entitled to partnership distributions and allocations in two remaining equal installments on January 1, 2004 and January 1, 2005. In addition, if Mr. Lord's employment is terminated, the Manager has the right to purchase up to 100% of any Partnership Units which have not been released from the proxy and become entitled to partnership distributions and allocations for a cash lump sum payment of $50,000.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

     In May 2003, the Company entered into change of control employment agreements (the "Change of Control Agreements") with each of Lisa A. Payne, Courtney Lord, John L. Simon and the Company's other Operating Committee members other than Robert Taubman and William Taubman. The Change of Control Agreements have three-year terms that extend for an additional year on each anniversary of the first day of their terms, unless a notice not to extend is given by the Company or any of its affiliates. If a "change of control of the Company," as defined in the Change of Control Agreements, occurs during the term of the Change of Control Agreements, then the Change of Control Agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.

     Each Change of Control Agreement provides generally that the executive's terms and conditions of employment, including position, location, compensation and benefits will not be adversely changed during the three-year period after a change of control. If the executive's employment is terminated by the Company other than for cause, death or disability or if the executive resigns for "good reason," as defined in the Change of Control Agreements during this three-year period or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

     - an annual bonus for the year in which the termination of employment occurs, pro-rated through the date of termination;

     - two and a half times the executive's annual base salary and annual bonus;

     - continued welfare benefits and prerequisites for thirty months;

     - $1000 from the repurchase by the Manager of the participant's T-I REIT share granted to the participant under a bonus award agreement; and

     - outplacement services.

     The annual bonus components of this severance amount will be based on the higher of the highest bonus paid to the executive during the three years prior to the change of control or the most recent bonus paid to the executive prior to the date of termination of employment. In addition, in order to preserve an existing benefit under an employment agreement that the Company entered into with Ms. Payne in January 1997, Ms. Payne's Change of Control Agreement provides that, in the event that she terminates her employment for any reason other than "good reason" during the 90-day period following a change of control, she will be entitled to a payment equal to two times her base salary and target bonus under the SSTIP, rather than the payments and benefits specified above.

     Each Change of Control Agreement also provides that effective on the occurrence of a change of control or a termination of employment of the executive in anticipation of a change of control:

     - all of the executive's equity-based compensation awards that are outstanding on the date of the change of control will vest; and

     - all of the executive's then-outstanding awards under the Performance Plan will vest and be immediately paid in full.

CHANGE OF CONTROL SEVERANCE PROGRAM

     In May 2003, the Company adopted a Change of Control Severance Program (the "Program") in which all of the individuals, other than Robert Taubman and William Taubman, who are employed by the Company or any of its affiliates on the date of a "change of control of the Company" as defined in the Program, and who are not a party to the employment agreements described above, participate. The Program superseded the Company's undocumented existing severance program and provides benefits comparable to those the Company has provided in the past. The Program provides generally that if a participant's employment with the Company and any of its affiliates is terminated other than for cause, death or disability or if the participant resigns for "good reason," as defined in the Program, during the two-year period following a change of control, in the case of participants who are Group Vice Presidents, or during the one-year period following a change of control, in the case of all other participants, a participant will be generally entitled to receive, subject to the participant's execution and non-revocation of a release:

     - a lump sum separation benefit equal to 1/12 of the participant's annual base salary and annual bonus times the participant's years of service with the Company and its affiliates;

     - medical, dental and vision benefit continuation, and if eligible immediately prior to the change of control or at any time thereafter, executive disability benefit continuation, for a period equal to the number of months of severance to which the participant is entitled;

     - $1000 from the repurchase by the Manager of the participant's T-I REIT share granted to the participant under a bonus award agreement; and

     - outplacement services.

     The separation benefit will be subject to a maximum of 24 months' base salary and bonus and a minimum of 16 months' base salary and bonus in the case of participants who are Group Vice Presidents, 12 months' base salary and bonus in the case of participants who are exempt and Performance Plan-eligible associates (other than Group Vice Presidents), six months' base salary and bonus, in the case of participants who are exempt and non-Performance Plan-eligible associates, and three months' base salary and bonus, in the case of participants who are non-exempt associates. For participants who are participants in the SSTIP, the annual bonus component of the participant's separation benefit will be 130% of the higher of the participant's target bonus for the year in which the change of control occurs and the highest target bonus established for the participant in any subsequent year. For participants who are participants in the Specialty Retail Bonus Plan or the Leasing Bonus Plan, the annual bonus component of the participant's separation benefit will be equal to the higher of (i) the average of the participant's actual bonuses for the three years immediately preceding the change of control (or, if the participant has not been employed by the Company and its affiliates for three years prior to the change of control, such lesser number of years during which the participant was employed by the Company and its affiliates) or (ii) the highest actual bonus paid to the participant for any subsequent year (if any).

     The Program also provides that effective as of the occurrence of a change of control:

     - each participant's equity-based compensation awards will vest; and

     - the participant's then outstanding awards under the Performance Plan will vest and be immediately paid in full.

          ITEM 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the independent auditors to audit the financial statements of the Company for 2003. The Board of Directors recommends that the shareholders vote FOR the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2003. Although shareholder approval of the appointment is not required by law and is not binding on the Board of Directors, the Board will take the appointment of Deloitte & Touche LLP under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the annual meeting.

     The Company expects that representatives of Deloitte & Touche LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects that such representatives of Deloitte & Touche LLP will be available to respond to appropriate questions addressed to the officer presiding at the meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be determined by the shareholders at the annual meeting; however, if any other matter is properly brought before the meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with the Board's recommendation or, if there is no recommendation, in their own discretion.

                          COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling, and mailing the proxy material will be paid by the Company. The Company will also request nominees and others holding shares for the benefit of others to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                             ADDITIONAL INFORMATION

PRESENTATION OF SHAREHOLDER PROPOSALS AT 2004 ANNUAL MEETING

     Any shareholder proposal intended to be presented for consideration at the annual meeting to be held in 2004 must be received by the Company at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200 by the close of business on December 15, 2003.

     Also, under the Company's by-laws, shareholders must follow advance notice procedures for nominations of candidates for election as directors or to bring other business before an annual meeting. Under these procedures, a shareholder that proposes to nominate a candidate for director or propose other business at the annual meeting of shareholders, must give the Company written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting; if, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not less than 60 days and not more than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. Such notice must provide certain information as specified in the Company's by-laws and must be received at our principal executive offices by the deadline specified above.

ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, WILL BE SENT TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST SENT TO THE COMPANY'S EXECUTIVE OFFICES: TAUBMAN CENTERS INVESTOR SERVICES, 200 EAST LONG LAKE ROAD, SUITE 300, P.O. BOX 200, BLOOMFIELD HILLS, MICHIGAN 48303-0200.

     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By Order of the Board of Directors,

                                          Robert S. Taubman,
                                          Chairman of the Board, President and
                                          Chief Executive Officer

November 19, 2003

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              ANNUAL MEETING OF SHAREHOLDERS -- DECEMBER 19, 2003

     The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Friday, December 19, 2003, and at any adjournment, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment. The undersigned revokes any proxy previously given to vote at such meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1) AND (2) IF NO INSTRUCTION IS PROVIDED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

           (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)



  ---------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

          YOU CAN NOW ACCESS YOUR TAUBMAN CENTERS, INC. ACCOUNT ONLINE.

Access your Taubman Centers, Inc. shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, agent for Taubman Centers, Inc. now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number
(PIN), you are ready to log in and access your account to:

     o   View account status               o  View payment history for dividends
     o   View certificate history          o  Make address changes
     o   View book-entry information       o  Obtain a duplicate 1099 tax form
                                           o  Establish/change your PIN

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM
                AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS -- ESTABLISH A PIN     STEP 2: LOG IN FOR ACCOUNT ACCESS             STEP 3: ACCOUNT STATUS SCREEN

You must first establish a Personal             You are now ready to log in. To access        You are now ready to access
Identification Number (PIN) online by           your account please enter your:               your account information.
following the directions provided in the                                                      Click on the appropriate
upper right portion of the web screen as        o SSN or Investor ID                          button to view or initiate
follows. You will also need your Social         o PIN                                         transactions.
Security Number (SSN) or Investor ID            o Then click on the Submit button
available to establish a PIN.                                                                 o Certificate History
                                                If you have more than one account, you will   o Book-Entry Information
THE CONFIDENTIALITY OF YOUR PERSONAL            now be asked to select the appropriate        o Issue Certificate
INFORMATION IS PROTECTED USING SECURE           account.                                      o Payment History
SOCKET LAYER (SSL) TECHNOLOGY.                                                                o Address Change
                                                                                              o Duplicate 1099
o SSN or Investor ID
o Then click on the Establish PIN button

Please be sure to remember your PIN, or
maintain it in a secure place for future
reference.
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              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME



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                                                                                                        Please      / /
                                                                                                        Mark Here
                                                                                                        for Address
                                                                                                        Change or
                                                                                                        Comments
                                                                                                        SEE REVERSE SIDE


 1. ELECTION OF DIRECTORS                                                             2. RATIFICATION OF INDEPENDENT AUDITORS
    Nominees:                                                                            Ratification of the selection of
    01 Graham T. Allison                                                                 Deloitte & Touche LLP as independent
    02 Peter Karmanos, Jr.                                                               auditors for 2003.
    03 William S. Taubman
    (each for a three year term)
                                                                                                FOR     AGAINST  ABSTAIN
                  WITHHOLD                  WITHHOLD AUTHORITY                                  / /       / /     / /
FOR              AUTHORITY               to vote for Nominee(s)
          to vote for all Nominees            named below

/ /                 / /                           / /
                                                               -------------------

                                                               -------------------


                                                                                      PLEASE SIGN EXACTLY AS NAME APPEARS
                                                                                      BELOW. WHEN SHARES ARE HELD BY
                                                                                      JOINT TENANTS, BOTH SHOULD SIGN.
                                                                                      WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                                                                      ADMINISTRATOR, TRUSTEE, OR
                                                                                      GUARDIAN, PLEASE GIVE FULL TITLE AS
                                                                                      SUCH. IF A CORPORATION,
                                                                                      PARTNERSHIP OR OTHER BUSINESS
                                                                                      ENTITY, PLEASE SIGN IN THE NAME OF
                                                                                      THE ENTITY BY AN AUTHORIZED PERSON.


                                                                                      -----------------------------------
                                                                                      Signature

                                                                                      -----------------------------------
                                                                                      Signature

                                                                                      Dated:                        , 2003
                                                                                            -----------------------

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